Exhibit 99.1

Press Release

Niska Gas Storage Partners LLC Announces New Member of the Board of Directors

RADNOR, PENNSYLVANIA, September 10, 2014 — Niska Gas Storage Partners LLC (NYSE: NKA) today announced the appointment of Michael J. Hennigan, to the Company’s board of directors.  Mr. Hennigan is President, Chief Executive Officer and a director at Sunoco Logistics Partners.   He is currently on the board of Philadelphia Energy Solutions LLC and also served on the board at SunCoke Energy, Inc.  Mr. Hennigan received his undergraduate degree from Drexel University and currently is Chairman of the Advisory Council for the College of Engineering.

“We are pleased to welcome Michael Hennigan as a member of Niska’s board of directors,” said Bill Shea, President and CEO of Niska, “Mike’s energy industry knowledge and his master limited partnership experience bring significant additional depth to our board and will help us build value for all our stakeholders.  I look forward to working with Mike in our efforts to grow Niska and reward our investors.”

About Niska

Niska is a growth-oriented midstream natural gas services provider with operations focused on owning, operating, developing and acquiring midstream energy assets in the United States and Canada.  We are currently the largest independent owner and operator of natural gas storage in North America, with strategically located assets in key natural gas producing and consuming regions. Niska owns and operates three natural gas storage facilities, including the AECO Hub TM in Alberta, Canada; Wild Goose in California; and Salt Plains in Oklahoma. We also contract for natural gas storage capacity in the U.S. Mid-continent.

SOURCE: Niska Gas Storage Partners LLC

Niska Gas Storage Partners LLC
Investor Relations:  Vance Powers or Kate Walsh, 403-513-8600